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                                                                    EXHIBIT 99.2

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Thomas H. King
Executive Vice President and
Chief Financial Officer
(404) 687-5905

              ALLIED HOLDINGS, INC. FILES MOTION FOR INTERIM RELIEF
                              UNDER SECTION 1113(e)

DECATUR, GEORGIA, APRIL 13, 2006 - ALLIED HOLDINGS, INC. announced today that it had filed a motion seeking interim relief from the Company's collective bargaining agreement with the International Brotherhood of Teamsters under
Section 1113(e) of the U.S. Bankruptcy Code. The motion was filed with the U.S. Bankruptcy Court for the Northern District of Georgia, which is overseeing Allied Holdings' Chapter 11 restructuring. The motion requests a 10% reduction to current wages for employees of Allied's subsidiaries in the United States represented by the Teamsters.

The Company emphasized that the request for interim relief is made in order to maintain Allied Holdings as a going concern, to prevent irreparable damage to the Company, to preserve the jobs of its employees, preserve the claims of the Company's financial partners and, ultimately, avoid the threat of liquidation.

"We will continue to seek a long-term modification to our current collective bargaining agreement with our U.S. employees represented by the Teamsters, pending the court's ruling on the motion," said Hugh E. Sawyer, President and Chief Executive Officer. "Nevertheless, we must also move quickly to secure cost reductions, maintain adequate working capital and confirm to our financial partners, customers, and other key constituencies that we will maintain our efforts to actively manage this restructuring process."

The interim relief request seeks approximately $2.0 million per month in cost reductions from collective-bargaining employees represented by the Teamsters, effective immediately upon the court's approval. The Company told the court that it meets the "irreparable harm" standard for interim relief and must secure cost savings immediately.

The Company also announced that all of its non-bargaining, salaried employees in North America with annual salaries of less than $80,000 will be required to accept a five-day, non-paid furlough in June 2006 and those with annual salaries of $80,000 or more, including the President and Chief Executive Officer, will be required to accept ten days of unpaid furlough by June

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2006, in the event the Company's motion is approved. The non-paid furloughs would reduce the Company's costs by approximately $200,000 in May and approximately $800,000 in June 2006.

Mr. Sawyer added, "We have emphasized the need for sacrifice among all of our constituencies as we seek to successfully emerge from bankruptcy. Our motion seeking interim relief regarding our employees represented by the Teamsters requests a 10% reduction in current wages. We will also implement mandatory non-paid furloughs for all of our salaried employees in North America if our motion is approved by the court as a further sign of additional sacrifice among our non-bargaining unit employees."

The Company previously announced that it anticipates that it will not have sufficient availability to meet its working capital needs as early as May of 2006 under the present terms of the debtor-in-possession facility. The Company is attempting to obtain additional liquidity to meet its working capital needs but cannot provide assurances as to whether it will be able to obtain additional liquidity. The Company believes that the interim relief sought in its motion and additional liquidity from other sources is necessary in order to allow the Company to meet its working capital needs and avoid further default under the facility.

The Company also previously announced that it has defaulted certain financial covenants contained in its debtor-in-possession credit facility. The Company has entered into two forbearance agreements with the lenders under the facility whereby the lenders agreed to refrain from exercising certain of their rights under the facility through April 18, 2006. The Company is attempting to obtain an additional forbearance agreement or an amendment to the debtor-in-possession facility with its lenders.

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied's subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are "forward looking" statements. Such statements include, without limitations, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "seek," and similar expressions. These forward-looking statements involve a number of risks and uncertainties including risks and uncertainties relating to the following: the ability of the Company to eliminate its projected liquidity shortfall; the impact of the Chapter 11 proceedings and the related circumstances which could materially affect the amounts of assets and liabilities included in the consolidated financial statements or the Company's market share; risks associated with Allied's ability to obtain approval of and/or to implement its plan of reorganization; risks associated with Allied's ability to obtain exit financing to replace the Debtor-In-Possession Credit Facility; the ability of the Company to renegotiate its collective bargaining agreement with the International Brotherhood of Teamsters; the ability to comply with the terms of our current debt agreements and customer contracts; economic recessions or downturns in new vehicle production or sales;

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war in the Middle East; increases in the cost and availability of fuel; the highly competitive nature of the automotive distribution industry; dependence on the automotive industry and ongoing initiatives of customers to reduce costs; loss or reduction of revenues generated by the Company's major customers or the loss of any such customers; the variability of OEM production and seasonality of the automotive distribution industry; Allied's highly leveraged financial position; Allied's ability to obtain financing in the future; Allied's ability to fund future capital requirements; increased costs, capital expenditure requirements and other consequences of the Company's aging fleet of Rigs as well as Rig purchasing cycles; labor disputes involving Allied or its significant customers; dependence on key personnel; increased frequency and severity of employee related accidents and workers' compensation claims; availability of appropriate insurance coverages in all categories; changes in the regulatory requirements which are applicable to Allied's business; changes in vehicle sizes, configurations and weights which may adversely impact vehicle deliveries per load; risks associated with doing business in foreign countries; the availability of qualified drivers; dependence on legacy information systems; dependence on IBM for mainframe and system support; increased frequency and severity of cargo claims; increased frequency and severity of traffic accidents; excess manufacturer production capacity which could lead OEMs to close manufacturing facilities; and efforts to improve network efficiency.

Many of these factors could cause Allied's actual results to differ materially from those suggested by the forward-looking statements and are beyond the Company's ability to control or predict. Allied cautions readers not to place undue reliance on the forward-looking statements and Allied also disclaims any obligation to update or review forward-looking statements, except as may be required by law.

NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.

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